UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AMERICAN HOMES 4 RENT

(Name of Registrant as Specified in Its Charter)

Land & Buildings Capital Growth Fund, LP

L & B Real Estate Opportunity Fund, LP

Land & Buildings GP LP

Land & Buildings Investment Management, LLC

Jonathan Litt

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On March 23, 2020, Land & Buildings Investment Management LLC (together with its affiliates, “Land & Buildings”), a large shareholder of American Homes 4 Rent (“AMH” or the “Company”), issued the following statement:

“We continue to believe that American Homes 4 Rent is undervalued relative to its true potential.

However, we are acutely aware of – and sympathetic to – the challenges AMH is faced with right now in terms of not only managing its business operations through this turmoil, but in ensuring the health and safety of its renters, employees and other stakeholders. We believe that currently these issues should be the Company’s primary focus.

That said, we also remain troubled by the corporate governance issues at AMH and continue to believe its trustees were disingenuous in their dealings with us. Further, we believe the Board’s seeming reluctance to reduce the number of “insiders” who appear loyal to the founder of the Company, Wayne Hughes and his family, given their prior and/or current ties to Mr. Hughes and AMH, should be troubling to all investors. We believe this lack of true Board independence is clearly evident in the Board’s decision to continue to allow the Hughes Family to gain “creeping control” of the Company through their increasing ownership position in AMH, which has recently risen to approximately 23 percent.

While we are withdrawing our director nomination for the 2020 annual meeting, we will continue to closely monitor the Board and management of AMH to ensure the interests of all shareholders are appropriately represented in the boardroom. We hope that that the Board comes to recognize on its own that it would be in both its own best interests and the best interests of its shareholders to reduce the number of insider directors and improve its governance. However, if we do not see continued improvement in the areas we have highlighted, we will not hesitate to run a proxy contest next year to hold the Board accountable by nominating director candidates in November of 2020.”